Exhibit 10.1
SECOND AMENDMENT TO AMENDED AND RESTATED
SENIOR PREFERRED STOCK PURCHASE AGREEMENT
     SECOND AMENDMENT dated as of December 24, 2009, to the AMENDED AND RESTATED SENIOR PREFERRED STOCK PURCHASE AGREEMENT dated as of September 26, 2008, between the UNITED STATES DEPARTMENT OF THE TREASURY (“Purchaser”), and FEDERAL HOME LOAN MORTGAGE CORPORATION (“Seller”), acting through the Federal Housing Finance Agency (the “Agency”) as its duly appointed conservator (the Agency in such capacity, “Conservator”).
Background
     A. Purchaser and Seller have heretofore entered into the Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008 (the “Amended and Restated Agreement”).
     B. In the Amended and Restated Agreement, Purchaser committed itself to provide to Seller, on the terms and conditions provided in the Amended and Restated Agreement, immediately available funds in an amount as determined from time to time as provided in the Amended and Restated Agreement, but in no event in an aggregate amount exceeding $100,000,000,000.
     C. Purchaser and Seller have heretofore entered into the Amendment dated as of May 6, 2009, to the Amended and Restated Agreement (the “First Amendment”).
     D. In the First Amendment, Purchaser increased to $200,000,000,000 the maximum aggregate amount permitted to be provided to Seller under the Amended and Restated Agreement, and amended the terms of the Amended and Restated Agreement in certain other respects.
     E. Purchaser and Seller are each authorized to enter into this Second Amendment to the Amended and Restated Agreement (“this Second Amendment”) (i) modifying the Treasury’s funding commitment to Seller to provide it with additional funding in amounts not to exceed the new formulaic maximum amount specified herein, and (ii) amending the terms of the Amended and Restated Agreement, as previously amended, in certain other respects.
     THEREFORE, for and in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

Terms and Conditions
1. Definitions.
     Capitalized terms used and not defined in this Amendment shall have the respective meanings given such terms in the Amended and Restated Agreement, as amended by the First Amendment (the Amended and Restated Agreement, as amended by the First Amendment, being the “Existing Agreement”).
2. Amendment to Section 1 (Relating to Definition of “Indebtedness”).
     The definition of “Indebtedness” in Section 1 of the Existing Agreement is hereby amended to read as follows:
     “Indebtedness” of any Person means, for purposes of Section 5.5 only, without duplication, (a) all obligations of such Person for money borrowed by such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than trade accounts payable, (e) all Capital Lease Obligations of such Person, (f) obligations, whether contingent or liquidated, in respect of letters of credit (including standby and commercial), bankers’ and similar instruments, and (g) any obligation of such Person, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing and Indebtedness of the types set forth in clauses (a) through (f) payable by another Person other than Mortgage Guarantee Obligations (and, for the avoidance of doubt, without giving effect to any change that may be made hereafter in respect of Statement of Financial Accounting Standards No. 140,166, or 167, or any similar accounting standard). Indebtedness balances or amounts shall be measured at par value for purposes of Section 5.5 only.
3. Amendment to Section 1 (Relating to Definition of “Maximum Amount”).
     The definition of “Maximum Amount” in Section 1 of the Existing Agreement is hereby amended to read as follows:
     “Maximum Amount” means, as of any date of determination, the greater of (a) $200,000,000,000 (two hundred billion dollars), or (b) $200,000,000,000 plus the cumulative total of Deficiency Amounts determined for calendar quarters in calendar years 2010, 2011, and 2012, less any Surplus Amount determined as of December 31, 2012, and in the case of either (a) or (b), less the aggregate amount of funding under the Commitment prior to such date.
4. Amendment to Section 1 (Relating to Definition of “Mortgage Assets”).
     The definition of “Mortgage Assets” in Section 1 of the Existing Agreement is hereby amended to read as follows:
     “Mortgage Assets” of any Person means assets of such Person consisting of mortgages, mortgage loans, mortgage-related securities, participation certificates, mortgage-backed commercial paper, obligations of real estate mortgage investment conduits and similar assets, in each case to the extent such assets would appear on the balance sheet of such Person in accordance with GAAP as in effect as of the date hereof (and, for the avoidance of doubt, without giving effect to any change that may be made hereafter in respect of Statement of Financial Accounting Standards No. 140, 166, or 167, or any similar accounting standard). Mortgage Asset balances or amounts shall be measured at unpaid principal balance for purposes of Section 5.7 only.
5.	Amendment to Section 1 (Adding Definition for New Defined Term “Surplus Amount”).
     Section 1 of the Existing Agreement is hereby amended by inserting after the definition of the term “Senior Preferred Stock” the following:
     “Surplus Amount” means, as of the date of determination, the amount if any by which (a) the total assets of Seller (such assets excluding the Commitment and any unfunded amounts thereof) exceed (b) the total liabilities of Seller, in each case as reflected on the balance sheet of Seller as of the applicable date set forth in the Agreement, prepared in accordance with GAAP.
6.	Amendment to Section 2.1 (Relating to the Commitment).
     Section 2.1 of the Existing Agreement is hereby amended to read as follows:
     2.1 Commitment. Purchaser hereby commits to provide to Seller, on the terms and conditions set forth herein, immediately available funds in an amount up to but not in excess of the Available Amount, as determined from time to time (the “Commitment”); provided, that in no event shall the aggregate amount funded under the Commitment exceed the greater of (a) $200,000,000,000 (two hundred billion dollars), or (b) $200,000,000,000 plus the cumulative total of Deficiency Amounts determined for calendar quarters in calendar years 2010, 2011, and 2012, less any Surplus Amount determined as of December 31, 2012. The liquidation preference of Senior Preferred Stock shall increase in connection with draws on the Commitment, as set forth in Section 3.3 below.
7.	Amendment to Section 2.5 (Relating to Termination of Purchaser’s Obligations).
     Section 2.5 of the Existing Agreement is hereby amended to read as follows:
     2.5 Termination of Purchaser’s Obligations. Subject to earlier termination pursuant to Section 6.7, all of Purchaser’s obligations under and in respect of the Commitment shall terminate upon the earliest of: (a) if the Liquidation End Date shall have occurred, (i) the payment in full of Purchaser’s obligations with respect to any valid request for funds pursuant to Section 2.4 or (ii) if there is no Deficiency Amount on the Liquidation End Date or if no such request pursuant to Section 2.4 has been made, the close of business on the 15th Business Day following the determination of the Deficiency Amount, if any, as of the Liquidation End Date; (b) the payment in full of, defeasance of or other reasonable provision for all liabilities of Seller, whether or not contingent, including payment of any amounts that may become payable on, or expiry of or other provision for, all Mortgage Guarantee Obligations and provision for unmatured debts; and (c) the funding by Purchaser under the Commitment of an aggregate equal to the greater of (a) $200,000,000,000 (two hundred billion dollars), or (b) $200,000,000,000 plus the cumulative total of Deficiency Amounts determined for calendar quarters in calendar years 2010, 2011, and 2012, less any Surplus Amount determined as of December 31, 2012. For avoidance of doubt, the Commitment shall not be terminable by Purchaser solely by reason of (i) the conservatorship, receivership or other insolvency proceeding of Seller or (ii) the Seller’s financial condition or any adverse change in Seller’s financial condition.
8.	Amendment to Section 3.2 (Relating to Periodic Commitment Fee).
     Section 3.2 of the Existing Agreement is hereby amended to read as follows:
     3.2. Periodic Commitment Fee. (a) Commencing March 31, 2011, Seller shall pay to Purchaser quarterly, on the last day of March, June, September and December of each calendar year (each a “Periodic Fee Date”), a periodic commitment fee (the “Periodic Commitment Fee”). The Periodic Commitment Fee shall accrue from January 1, 2011.
     (b) The Periodic Commitment Fee is intended to fully compensate Purchaser for the support provided by the ongoing Commitment following December 31, 2010. The amount of the Periodic Commitment Fee shall be set not later than December 31, 2010 with respect to the ensuing five-year period, shall be reset every five years thereafter and shall be determined with reference to the market value of the Commitment as then in effect. The amount of the Periodic Commitment Fee shall be mutually agreed by Purchaser and Seller, subject to their reasonable discretion and in consultation with the Chairman of the Federal Reserve; provided, that Purchaser may waive the Periodic Commitment Fee for up to one year at a time, in its sole discretion, based on adverse conditions in the United States mortgage market.
     (c) At the election of Seller, the Periodic Commitment Fee may be paid in cash or by adding the amount thereof ratably to the liquidation preference of each outstanding share of Senior Preferred Stock so that the aggregate liquidation preference of all such outstanding shares of Senior Preferred Stock is increased by an amount equal to the Periodic Commitment Fee. Seller shall deliver notice of such election not later than three (3) Business Days prior to each Periodic Fee Date. If the Periodic Commitment Fee is not paid in cash by 12:00 pm (New York time) on the applicable Periodic Fee Date (irrespective of Seller’s election pursuant to this subsection), Seller shall be deemed to have elected to pay the Periodic Commitment Fee by adding the amount thereof to the liquidation preference of the Senior Preferred Stock, and the aggregate liquidation preference of the outstanding shares of Senior Preferred Stock shall thereupon be automatically increased, in the manner contemplated by the first sentence of this section, by an aggregate amount equal to the Periodic Commitment Fee then due.
9.	Amendment to Section 5.7 (Relating to Owned Mortgage Assets).
     Section 5.7 of the Existing Agreement is hereby amended to read as follows:
     5.7. Mortgage Assets. Seller shall not own, as of any applicable date, Mortgage Assets in excess of (i) on December 31, 2009, $900 billion, or (ii) on December 31 of each year thereafter, 90.0% of the aggregate amount of Mortgage Assets that Seller was permitted to own as of December 31 of the immediately preceding calendar year; provided, that in no event shall Seller be required under this Section 5.7 to own less than $250 billion in Mortgage Assets.

10.	Existing Agreement to Continue, as Amended.
        Except as expressly modified by this Second Amendment, the Existing Agreement shall continue in full force and effect.
11.	Effective Date.
        This Second Amendment shall not become effective until it has been executed by both of Purchaser and Seller. When this Second Amendment has been so executed, it shall become effective as of the date first above written.

FEDERAL HOME LOAN MORTGAGE CORPORATION, by Federal Housing Finance Agency, its Conservator
/s/ Edward J. DeMarco
Edward J. DeMarco
Acting Director

UNITED STATES DEPARTMENT OF THE TREASURY
/s/ Timothy F. Geithner
Timothy F. Geithner
Secretary of the Treasury